                                                                    EXHIBIT 99.1


LUMENON SECURES USD$14 MILLION FINANCING COMMITMENT

August 22, 2002

Lumenon Innovative Lightwave Technology, Inc. (NASDAQ: LUMM), a photonic materials science and process technology company offering high-quality optical devices for the global telecommunications market, announced today it has secured a financing commitment from a private institutional investment fund.

Under the terms of the common stock purchase agreement, Lumenon has the option to obtain a maximum of USD$14,000,000 by issuing shares of its common stock in a series of periodic draw downs of funds. The draw downs are subject to certain limitations and the fulfillment of certain conditions, including a provision which limits the investor's holdings to 9.999% of the outstanding shares of Lumenon common stock at any given time and the receipt of stockholder approval for draw downs which will result in the issuance of common stock in excess of 19.9% of the common stock issued and outstanding as of the date of the agreement. These limitations and conditions will limit the amount which Lumenon may draw down from time to time.

The price of the shares of common stock to be issued to the investor will be based on a discount from 5% to 10% of the volume weighted average price of the common stock during the draw down period. Lumenon has no obligation to draw down the full amount of the commitment.

In connection with the agreement, Lumenon issued a warrant to the investor to purchase 140,000 shares of Lumenon's common stock at an exercise price of $0.21 per share and within 30 days of the agreement, Lumenon has undertaken to issue to the investor an additional warrant to purchase 140,000 shares of Lumenon common stock at an exercise price of $0.21 per share.

Gary Moskovitz, Lumenon's President and CEO, stated, "We are very pleased with this financing arrangement. The financing facility is only one component of an overall financing strategy Lumenon is currently implementing and is essentially a back up facility that we intend to use if necessary. This financing facility is intended to give Lumenon financial flexibility to accelerate the development, manufacture and distribution of our products."

This release does not constitute an offer to sell, or the solicitation to buy, nor shall there be any sale of these securities under which such an offer, solicitation, or sale would be considered unlawful or prior to registration or qualification under the securities laws.

About Lumenon Innovative Lightwave Technology, Inc.:

Lumenon Innovative Lightwave Technology, Inc., a photonic materials science and process technology company, designs, develops and builds optical components and integrated optical devices in the form of packaged compact hybrid glass and polymer circuits on silicon chips. These photonic devices, based upon Lumenon's proprietary materials and patented PHASIC(TM) design process and manufacturing methodology, offer system manufacturers greater functionality in smaller packages and at lower cost than incumbent discrete technologies. Lumenon(TM) is a trademark of Lumenon Innovative Lightwave Technology Inc.

For more information about Lumenon Innovative Lightwave Technology, Inc., visit the Company's Web site at www.lumenon.com.

Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: that we are a development stage company with no experience in manufacturing and marketing our products; that we have a significant number of outstanding convertible notes, warrants and options, the exercise or conversion of which could decrease the price of our common stock; that we have a history of losses, we expect future losses and our future profitability is uncertain; that we may be unable to obtain funding to meet our future capital needs, which could cause us to delay or abandon some or all of our anticipated spending, cut back our operations, sell assets, license our technologies to third parties or to cease operations; that there are significant risks associated with the manufacture of our products; that the markets in which we compete are highly competitive and subject to rapid technological change; that we may not be able to compete successfully if we are unable to adapt to new technologies and successfully develop new and evolving products which may lead to reduced sales of our products, reduced revenues and reduced market share; and other factors discussed in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's estimates as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company's estimates to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.